Exhibit 10.15
HOSTING SERVICES AGREEMENT
This Hosting Services Agreement (the “Agreement”) between LendingClub Corporation (“LendingClub”) and FOLIOfn Investments, Inc. (“Customer”) is made effective as of October 6, 2008 (“Effective Date”).
1. Overview.
1.1. General. This agreement states the terms and conditions by which LendingClub will deliver and Customer will receive the Service provided by LendingClub, including facilities, bandwidth and managed services. The specific service to be provided hereunder (the “Service”) is identified in Schedule A, hereby incorporated by reference into this Agreement.
1.2. Definitions.
(a) “Customer Technology” means Customer’s proprietary technology, including Customer’s internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed during the term of this Agreement by Customer.
(b) “Internet Data Center(s)” means any of the facilities used by LendingClub to provide the Service.
(c) “LendingClub Technology” means LendingClub’s proprietary technology, including LendingClub services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, know-how, trade secrets and any related intellectual property rights throughout the world (whether owned by LendingClub or licensed to LendingClub from a third party) and also including any derivatives, improvements, enhancements or extensions of LendingClub Technology conceived, reduced to practice, or developed during the term of this Agreement by either party.
(d) “Rules And Regulations” means the LendingClub general rules and regulations governing Customer’s use of the Service, including, but not limited to, on line conduct.
(e) “Service Commencement Date” means the date LendingClub will begin providing the Service to Customer, as indicated in a notice of service commencement delivered by LendingClub to Customer.
2. Delivery of Services; Term; Exclusivity and Notice.
2.1. Delivery of Services. Customer agrees to take, and LendingClub agrees to provide, the Service during the Initial Term and for any period thereafter, as specified in paragraph 2.2 below.
2.2. Term.
(a) Term Commencement. The term for the Service will commence on the Service Commencement Date indicated in the notice of service commencement delivered by LendingClub to Customer when LendingClub begins providing the Service to Customer.
(b) Term. Unless earlier terminated as provided herein, this Agreement shall be effective during the period from the Service Commencement Date until the first anniversary of the Service Commencement Date, unless terminated earlier in accordance with Section 10 (the “Term”).
(c) Renewed Term. If no notice of termination is given in accordance with Section 10 prior to the expiration of the Term, this Agreement shall automatically renew for a period of one (1) year (“Renewed Term”).
2.3. Exclusivity. The parties acknowledge that Customer has developed an alternative trading system for notes or securities and that it is constantly modifying that system. The parties agree that Customer (or any affiliate of Customer) may, in its sole discretion, operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based social lending platform (howsoever described) that directly or indirectly competes with LendingClub.
3. Fees. LendingClub shall provide the Service to Customer during the term of this Agreement for no charge.

4. Confidential Information; Intellectual Property Ownership.
4.1. Confidential Information.
(a) Customer’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, Customer agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or their respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information received from or on behalf of LendingClub or about LendingClub (“Confidential Information”). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Confidential Information also will include, but not be limited to, LendingClub Technology, Customer Technology, and the terms and conditions of this Agreement. Further, for the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any borrower or lender member of the LendingClub Internet-based social lending platform, excluding information provided by any lender member to Customer in the course of establishing or maintaining a brokerage account for any such person or relating to executing a transaction for any such person. Customer agrees not to use such Confidential Information for any purpose other than for the purposes contemplated under this Agreement, without obtaining the prior written consent of LendingClub, except (i) portions of such information that are or become generally available to the public other than as a result of disclosure by Customer in violation of this Agreement, (ii) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, LendingClub, and (iii) for the purpose of making any disclosures required by applicable law. In the event that such Confidential Information is disclosed in accordance with this paragraph, Customer agrees to contractually require each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of LendingClub to keep such information confidential and to use and disclose it only in connection with its performance under this Agreement.
(b) LendingClub’s Confidentiality Obligation. For so long as this Agreement remains in effect and for a period of ten (10) years after any expiration or termination of this Agreement, LendingClub agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of Customer or any of its affiliates, or use such Confidential Information for any purpose other than providing the Service or for the fulfillment of LendingClub’s obligations under this Agreement without obtaining the prior written consent of Customer, except (i) portions of such information that are or become generally available to the public other than as a result of disclosure by LendingClub in violation of this Agreement, (ii) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Customer, and (iii) for the purpose of making any disclosures required by applicable law.
(c) Permitted Disclosure. Notwithstanding paragraphs (a) and (b) above, either party may disclose Confidential Information received from the other if:
(i) such information is disclosed, in compliance with applicable law, by the receiving party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this Section 4.1 and the receiving party shall be liable to the other party for any breach of these requirements by its advisors, employees, agents and representatives; or
(ii) either party determines that it is required by applicable law to disclose information not otherwise permitted to be disclosed pursuant hereto. In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving party shall consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the other party. Such receiving party shall have no liability hereunder if, prior to the required disclosure, the receiving party receives a written opinion from its counsel opining that such disclosure is required by law or regulation. In addition, notwithstanding any other provision of this Agreement, either party shall be permitted to file a copy of this Agreement with any governmental authority or securities regulatory body, as necessary.
(d) Damages Not an Adequate Remedy. Without prejudice to any other rights or remedies of a party, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Section 4.1 and the remedies of prohibitory injunctions and other relief are appropriate and may be sought for any threatened or actual breach of any provision of this Section 4.1. No proof of special damages shall be necessary for the enforcement of any party’s rights under this Section 4.1.
4.2. Intellectual Property.
(a) Ownership. Except for the rights expressly granted herein, this Agreement does not transfer from LendingClub to Customer any LendingClub Technology, and all right, title and interest in and to LendingClub Technology will remain solely with LendingClub. Except for the rights expressly granted herein, this Agreement does not transfer from Customer to LendingClub any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with Customer. LendingClub and Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from the other party.
(b) General Skills and Knowledge. Notwithstanding anything to the contrary in this Agreement, neither party will be prohibited or enjoined at any time from utilizing any skills or knowledge of a general nature acquired during the course of providing or receiving the Service, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another.

5. LendingClub Representations and Warranties.
5.1. General. LendingClub represents and warrants that (a) it has the legal right to enter into this Agreement and perform its obligations hereunder, and (b) the performance of its obligations and delivery of the Service to Customer will not violate any applicable U.S. laws or regulations or cause a breach of any agreements with any third parties.
5.2. Service Performance Warranty. LendingClub warrants that it will perform the Service in a manner consistent with industry standards reasonably applicable to the performance thereof.
5.3. No Other Warranty. Except for the express warranties set forth in this Section 5, the Service is provided on an “as is” basis, and Customer’s use of the Service is at its own risk. LendingClub does not make, and hereby disclaims, any and all other express and/or implied warranties, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement and title, and any warranties arising from a course of dealing, usage, or trade practice. LendingClub does not warrant that the Service will be uninterrupted, error-free, or completely secure.
5.4. Disclaimer of Actions Caused by and/or Under the Control of Third Parties. LendingClub does not and cannot control the flow of data to or from LendingClub’s network and other portions of the internet. Such flow depends in large part on the performance of internet services provided or controlled by third parties. At times, actions or inactions of such third parties can impair or disrupt Customer’s connections to the internet (or portions thereof). Although LendingClub will use commercially reasonable efforts to take all actions it deems appropriate to remedy and avoid such events, LendingClub cannot guarantee that such events will not occur. Accordingly, LendingClub disclaims any and all liability resulting from or related to such events.
6. Customer Obligations.
6.1. Warranties of Customer.
(a) General. Customer represents and warrants that the performance of its obligations and use of the Service (by Customer, its customers and users) will not violate any applicable laws, regulations or the Rules and Regulations or cause a breach of any agreements with any third parties.
(b) Breach of Warranties. In the event of any material breach of the foregoing warranty, in addition to any other remedies available at law or in equity, LendingClub will have the right, in its sole reasonable discretion, to suspend immediately the Service if deemed reasonably necessary by LendingClub to prevent any harm to LendingClub and its business. LendingClub will provide notice and opportunity to cure if practicable depending on the nature of the breach. Once cured, LendingClub will promptly restore the Service.
6.2. Compliance With Law and Rules and Regulations. Customer agrees that it will use the Service only for lawful purposes and in accordance with this Agreement. Customer will comply at all times with all applicable laws and regulations and the Rules and Regulations, as updated by LendingClub from time to time. The Rules and Regulations are incorporated herein and made a part hereof by this reference. LendingClub may change the Rules and Regulations upon fifteen (15) days’ written notice to Customer. Customer agrees that it has received, read and understands the current version of the Rules and Regulations. The Rules and Regulations contain restrictions on Customer’s and Customer’s users’ online conduct (including prohibitions against unsolicited commercial email) and contain financial penalties for violations of such restrictions. Customer agrees to comply with such restrictions and shall use commercially reasonable efforts to cause Customer’s users to comply with such restrictions. Customer acknowledges that LendingClub exercises no control whatsoever over the content of the information passing through Customer’s site(s).
6.3. Restrictions on Use of Services. Customer shall not resell the Service to any third parties.
7. Insurance.
7.1. LendingClub Minimum Levels. LendingClub agrees to keep in full force and effect during the term of this Agreement: (i) comprehensive general liability insurance in an amount standard for the industry and appropriate to cover its liabilities hereunder and (ii) workers’ compensation insurance in an amount not less than that required by applicable law. LendingClub agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors maintain insurance coverage at levels no less than those required by applicable law and customary in LendingClub’s and its agents’ industries.
8. Limitations of Liability.
8.1. Consequential Damages Waiver. In no event will either party be liable or responsible to the other for any type of incidental, punitive, indirect or consequential damages, including, but not limited to, lost revenue, lost profits, replacement goods, loss of technology, rights or services, loss of data, or interruption or loss of use of service or equipment, even if advised of the possibility of such damages, whether arising under theory of contract, tort (including negligence), strict liability or otherwise.
8.2. Basis of the Bargain; Failure of Essential Purpose. The parties acknowledge that they each entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this Agreement will survive and apply even if found to have failed of their essential purpose.

9. Indemnification.
9.1. Customer’s Indemnification of LendingClub. Customer shall defend, indemnify and hold LendingClub harmless from and against any and all claims, demands, causes of action, or suits of any nature or character based on any legal theory, including products liability, strict liability, violation of any federal, state or local law, rule or regulation, or the sole or concurrent negligence of any person (“Claims”) to which LendingClub may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Customer shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from (i) any third party Claim resulting from any breach by Customer (or its affiliates) of this Agreement or the failure to perform any activities necessary under this Agreement by any employee of Customer, (ii) any grossly negligent act or omission to act by any employee of Customer relating to any activities, if any, performed under this Agreement, or (iii) Customer’s (or its affiliates’) willful misconduct or fraud.
9.2. LendingClub’s Indemnification of Folio. LendingClub shall defend, indemnify and hold Customer and its affiliates harmless from and against any and all Claims to which Customer and its affiliates may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided LendingClub shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from any activities by Customer, Customer’s affiliates or Customer’s employees or agents relating to this Agreement (including, for the avoidance of doubt, any action or claim brought by a regulator or self-regulatory organization under federal or state securities laws, rules or regulations), except to the extent such Claim is a result of Customer’s gross negligence, willful misconduct or fraud (or the gross negligence, willful misconduct or fraud of any Customer employee) with respect to this Agreement.
9.3. Exclusivity of Remedies. Subject to Sections 4.1(d) and 8, absent actual fraud or willful misconduct by any of the parties to this Agreement, and except for matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the indemnification rights provided above shall be the sole and exclusive remedy of the parties under this Agreement.
10. Termination.
10.1. Termination with Notice. The following parties may terminate this Agreement:
(a) LendingClub in writing, without cause, effective nine (9) months’ after notice is sent to Customer, provided, however, this Agreement shall terminate along with the Services Agreement if the Services Agreement is terminated in accordance with Section 2.2(a)(i) thereof;
(b) Customer in writing, without cause, effective nine (9) months’ after such notice is sent to LendingClub;
(c) Either party, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after written notice of such breach to such other party; or
(d) Either party, upon mutual agreement of the parties.
10.2. Cross-termination. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the License Agreement between the parties, dated October 6, 2008 (“License Agreement”) or the Services Agreement between the parties, dated October 6, 2008.
10.3. Effect of Termination. Upon the effective date of termination of this Agreement:
(a) LendingClub will immediately cease providing the Service; and
(b) Within thirty (30) days of such termination, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.
10.4. Survival. The following provisions will survive any expiration or termination of the Agreement: Sections 4.1, 4.2, 5.3, 8, 9, 10.3 and 11.
11. Miscellaneous Provisions.
11.1. Force Majeure. Neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of god, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the internet (not resulting from the actions or inactions of LendingClub), provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance. If LendingClub is unable to provide Service for a period of sixty (60) consecutive days as a result of a continuing force majeure event, Customer may cancel the Service.

11.2. No Lease; Agreement Subordinate to Master Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real property. Customer acknowledges and agrees that (i) it has been granted only a license to use the Internet Data Centers in accordance with this Agreement; (ii) Customer has not been granted any real property interest in the Internet Data Centers; (iii) Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances; and (iv) this Agreement, to the extent it involves the use of space leased by LendingClub, shall be subordinate to any lease between LendingClub and its landlord(s).
11.3. Non-Solicitation. During the term of this Agreement and continuing through the first anniversary of the termination of this Agreement, Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by LendingClub or contracted by LendingClub to provide Service to Customer.
11.4. Third Party Beneficiaries. LendingClub and Customer agree that, except as otherwise expressly provided in this Agreement, there shall be no third party beneficiaries to this Agreement, including but not limited to the insurance providers for either party or the customers of Customer.
11.5. Governing Law. This Agreement is made under and will be governed by and construed in accordance with the laws of the Commonwealth of Virginia (except that body of law controlling conflicts of law) and specifically excluding from application to this Agreement that law known as the United Nations Convention on the International Sale of Goods.
11.6. Severability; Waiver. In the event any provision of this Agreement is held by a tribunal of competent jurisdiction to be contrary to the law, the remaining provisions of this Agreement will remain in full force and effect. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.
11.7. Assignment. Customer may not assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of LendingClub, and any attempted assignment or delegation without such consent will be void. LendingClub may assign this Agreement in whole or part. LendingClub also may delegate the performance of certain Services to third parties, including LendingClub’s wholly owned subsidiaries, provided LendingClub controls the delivery of such Services to Customer and remains responsible to Customer for the delivery of such Services. This Agreement will bind and inure to the benefit of each party’s successors and permitted assigns.
11.8. Notice. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:
LendingClub Corporation:
440 North Wolfe Road
Sunnyvale, CA 94085
Attn: Renaud Laplanche, rlaplanche@lendingclub.com
FOLIOfn Investments, Inc.:
8000 Towers Crescent Drive
Suite 1500
Vienna, VA 22182
Attn: Michael Hogan, hoganm@foliofn.com
11.9. Relationship of Parties. LendingClub and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between LendingClub and Customer. Neither LendingClub nor Customer will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.
11.10. Entire Agreement; Counterparts; Originals. This Agreement, including all documents incorporated herein by reference, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile) is considered an original. This Agreement may be changed only by a written document signed by authorized representatives of LendingClub and Customer in accordance with this Section 11.10.

Authorized representatives of Customer and LendingClub have read the foregoing and all documents incorporated therein and agree and accept such terms effective as of the date first above written.

FOLIOfn Investments, Inc.:		LendingClub Corporation:

Signature:	/s/ Michael J. Hogan	Signature:	/s/ Renaud Laplanche

Print Name:	Michael J. Hogan	Print Name:	Renaud Laplanche
Title:	Chief Executive Officer and President	Title:	Chief Executive Officer
Date:	October 8, 2008	Date:	October 6, 2008

Schedule A
SERVICE
The operation and hosting of the current release and version of LendingClub’s computer software program as configured for use by FOLIOfn Investments, Inc., to operate an alternative trading system for the trading of certain notes issued by LendingClub and held by members of the LendingClub Internet-based social lending platform who also are customers of Folio, including all related updates, revisions, error corrections and enhancements thereof which are provided by LendingClub to Customer.